Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No: 333-110517) and on Form S-3 (No. 333-121303 and No. 333-128357) of Genitope Corporation of our report dated March 30, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
April 13, 2006